Exhibit 99.1

FOR IMMEDIATE RELEASE

RENT-A-CENTER ANNOUNCES PROPOSAL TO

DECLASSIFY BOARD OF DIRECTORS

PLANO, Texas – December 21, 2017 – Rent-A-Center, Inc. (NASDAQ/NGS: RCII) (“Rent-A-Center” or the “Company”), a leader in the rent-to-own industry, today announced that its Board of Directors has voted unanimously to submit a proposal to the Company’s stockholders at its 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”) to amend Rent-A-Center’s certificate of incorporation such that all directors will stand for election on an annual basis. Rent-A-Center’s directors are currently divided into three classes, with the members of each class serving staggered three-year terms so that one-third of the Board seats are up for election each year.

To facilitate the declassification of the Board in a timely matter (following approval by the stockholders to amend the Company’s certificate of incorporation), each current director has committed to tender his resignation following the 2018 Annual Meeting if he is a member of the Board at that time, and each such director will subsequently be reappointed to the Board by the remaining members of the Board. The result of these actions will be that each member of the Rent-A-Center Board will serve a one-year term following the Company’s 2018 Annual Meeting, and will stand for election annually, beginning at the Company’s 2019 Annual Meeting of Stockholders.

In connection with such announcement, Engaged Capital, the Company’s largest stockholder, issued the following statement: “Engaged Capital fully supports the declassification of Rent-A-Center’s Board and the corresponding resolution. We applaud the new Board’s proactive decision to announce further shareholder friendly actions following their decision to explore strategic alternatives. It is clear the Board realizes robust corporate governance practices, including strong and independent oversight, are and will continue to be important contributors to enhancing shareholder value at RCII.”

The amendment to the Company’s certificate of incorporation permitting the declassification of the Board of Directors will require the approval of stockholders representing at least 80% of all shares of the Company’s common stock entitled to vote on the declassification amendment.

The proposal for the Board’s declassification plan will be detailed in Rent-A-Center’s 2018 proxy statement, which will be filed in advance of the 2018 Annual Meeting. The 2018 Annual Meeting is expected to take place on June 5, 2018.

This press release is being provided for informational purposes only and does not constitute the solicitation of any vote for approval of any transaction or proposal.

About Rent-A-Center, Inc.

A rent-to-own industry leader, Plano, Texas-based, Rent-A-Center, Inc., is focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable products such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates stores in the United States, Mexico, Canada and Puerto Rico, and Acceptance NOW kiosk locations in the United States and Puerto Rico. Rent-A-Center Franchising International, Inc., a wholly owned subsidiary of the Company, is a national franchiser of rent-to-own stores operating under the trade names of “Rent-A-Center,” “ColorTyme,” and “RimTyme.” For additional information about the Company, please visit our website at www.rentacenter.com.

Contacts

Investors:

Maureen Short

Interim Chief Financial Officer

972-801-1899

maureen.short@rentacenter.com

Media:

Joele Frank, Wilkinson Brimmer Katcher

James Golden / Matthew Gross / Aura Reinhard

212-355-4449